             LETTER TO PARTICIPANTS IN RESOURCE AMERICA'S EMPLOYEE
                              STOCK OWNERSHIP PLAN

                          Offer to Purchase for Cash
                                      by
                            Resource America, Inc.
                   up to 5,000,000 Shares of its Common Stock
   at a Purchase Price not Greater than $11.00 nor Less than $9.00 Per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
          12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, OCTOBER 24, 2000,
                         UNLESS THE OFFER IS EXTENDED.

To the Participants in Resource America's Employee Stock Ownership Plan:

     We have announced an offer to purchase up to 5 million shares of our common stock, $0.01 par value per share, at a price of not greater than $11.00 nor less than $9.00 per share, net to the seller in cash, without interest. The offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal, which are enclosed. As a participant in Resource America's Employee Stock Ownership Plan, you may tender shares that are held in your plan account.

     If you do not wish to tender any portion of the shares in your plan account, you do not need to take any action. If you would like to tender some or all of the shares held in your plan account in response to this offer, you must follow the instructions set forth below.

     The Offer. We will determine the lowest purchase price that will allow us to buy 5 million shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. We will pay the same price for all shares purchased in the offer. We will purchase all shares properly tendered at prices at or below the purchase price and not properly withdrawn subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares we seek are properly tendered, we will not purchase all of the shares tendered because of proration. We will return shares tendered at prices in excess of the purchase price that is determined by us and shares not purchased because of proration or conditional tenders as promptly as practicable following the expiration of the offer.

     Our offer is being made upon the terms and subject to the conditions set forth in the Offer to
Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer.

     We reserve the right, in our sole discretion, to purchase more than 5 million shares pursuant to the offer.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in accounts under the Employee Stock Ownership Plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held in your Employee Stock Ownership Plan account. You must use the attached Instruction Form to properly tender shares that are held in your plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

     The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of our common stock residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

     Tendering Shares. To instruct ATR, Inc., acting on behalf of the trustees of the Employee Stock Ownership Plan, to tender any or all of the shares held in your Employee Stock Ownership Plan account, you must complete the Instruction Form set forth below and return it to ATR in the enclosed envelope.

     Please note the following:

     1. We have been advised that if ATR has not received your Instruction Form at least 3 business days before expiration of the offer, ATR will not tender any shares held on your behalf in your employee stock ownership plan account. The offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern time, on Tuesday, October 24, 2000, unless the offer is extended. Consequently, your Instruction Form must be received by ATR no later than 12:00 Midnight, Eastern time on Thursday, October 19, 2000.

     2. Shares held in your Employee Stock Ownership Plan account may be tendered at prices not greater than $11.00 nor less than $9.00 per share.

     3. The offer is for up to 5 million shares, constituting approximately 21% of the shares outstanding as of September 14, 2000. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase.

     4. Our Board of Directors has approved the making of the offer. However, neither Resource America, our Board of Directors, the Dealer Manager, the Information Agent nor any other person makes any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

     5. Tendering shareholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their shares. Except as described in the Letter of Transmittal, tendering shareholders will not be obligated to pay any stock transfer taxes on the transfer of shares pursuant to the offer.

     6. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct ATR to tender the shares held in your Employee Stock Ownership Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by ATR, at the address listed below, on or before 12:00 Midnight, Eastern time on Thursday, October 19, 2000, 3 business days before the expiration of the offer. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender the shares will be deemed canceled. Additional Instruction Forms may be obtained by calling D.F. King & Co., Inc., the Information Agent, at (800) 758-5880.

     This letter has been prepared by Resource America and is being sent to you by ATR at our request. Unless you direct ATR on the attached Instruction Form to tender the shares held in your Employee Stock Ownership Plan account, no shares will be tendered.


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   If you wish to tender your shares, complete the Information Form and either:

   1. Return it by mail to:

        ATR, Inc.
        Valley Forge Square II
        681 Moore Road, Suite 310
        King of Prussia, Pennsylvania 19406

or

     2. Return it by facsimile to: (610) 337-7222.

     If you have any questions about the offer or any of the matters discussed above, please call the Information Agent at (800) 758-5880.


                                          Sincerely,

                                          Resource America, Inc.

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

                               INSTRUCTION FORM

Name of Participant:
                    ------------------------------------------------------------

Account Number:
               -----------------------------------------------------------------

Social Security Number:
                       ---------------------------------------------------------

Daytime Telephone Number:  (   )     -

 Check only one box. If more than one box is checked or if no box is checked, the shares will not be properly tendered.


/ / Tender specified number of shares. ______________ (Please indicate the number of shares you wish to tender from your account.)

/ / Tender all shares.

              Shares Tendered at Price Determined by Shareholder
               (See Instruction 5 to the Letter of Transmittal)

     By checking one of the following boxes below instead of the box under "Shares Tendered at Price Determined Pursuant to the Offer," the undersigned hereby instructs the trustees to tender shares in his or her plan account at the price checked. This action could result in none of the shares being purchased if the purchase price determined by Resource America for the shares is less than the price checked below. A participant who desires to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered. The same shares cannot be tendered at more than one price.

        Price (In Dollars) per Share at Which Shares Are to Be Tendered


                    / / $9.000     / / $10.000     / /  $11.000
                    / / $9.125     / / $10.125
                    / / $9.250     / / $10.250
                    / / $9.375     / / $10.375
                    / / $9.500     / / $10.500
                    / / $9.625     / / $10.625
                    / / $9.750     / / $10.750
                    / / $9.875     / / $10.875

                                      OR

        Shares to Be Tendered at Price Determined Pursuant to the Offer
               (See Instruction 5 to the Letter of Transmittal)

/ / The undersigned wants to maximize the chance of having Resource America purchase all of the shares the undersigned is directing the trustees to tender from his or her plan account (subject to the possibility of proration). Accordingly, by checking this one box instead of one of the price boxes above, the undersigned hereby instructs the trustees to tender shares in his or her plan account and is willing to accept the purchase price determined by Resource America in accordance with the terms of the offer. This action could result in receiving a price per share of as low as $9.00.

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING PARTICIPANT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.


                                 Dated                                   , 2000
                                      -----------------------------------

                                 ----------------------------------------------
                                                   (Signature)
                                 Print Name:
                                            ------------------------------------

                                 Print Social Security Number:
                                                           ---------------------

                                 Address:
                                         ---------------------------------------

                                 Daytime Telephone Number
                                 with Area Code:
                                                --------------------------------

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